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Exhibit 21.1

List of Subsidiaries as of December 31, 2016

Name of Subsidiary	Jurisdiction
Advanced Wireless Group, LLC	Florida
Boingo Broadband, LLC.	California
Boingo Holding Participações, Ltda.	Brazil
Boingo Limited	England
Chicago Concourse Development Group, LLC	Delaware
Concourse Communications Baltimore, LLC	Delaware
Concourse Communications Canada, Inc.	Delaware
Concourse Communications Detroit, LLC	Delaware
Concourse Communications Group, LLC	Delaware
Concourse Communications Illinois, LLC	Illinois
Concourse Communications Minnesota, LLC	Delaware
Concourse Communications Nashville, LLC	Illinois
Concourse Communications Ottawa, LLC	Illinois
Concourse Communications SSP, LLC	Delaware
Concourse Communications St. Louis, LLC	Delaware
Concourse Communications UK, Ltd.	England
Concourse Holding Co., Inc.	Delaware
Concourse Telecomunicacoes Brasil Ltda	Brazil
Electronic Media Systems, Inc.	Florida
Endeka Group, Inc.	California
InGate Holding, LLC	Illinois
InGate Technologies, LLC	Delaware
New York Telecom Partners, LLC	Delaware
Opti-Fi Networks, LLC	Delaware
Tego Communications, Inc.	Delaware

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  Exhibit 21.1
List of Subsidiaries as of December 31, 2016